ROSS MILLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class of Series

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to Nevada Revised Statutes 78.1955 – After Issuance of Class or Series)

1) Name of corporation:
Nyxio Technologies Corporation

2) Stockholder approval pursuant to statue has been obtained.

3) The class or series of stock being amended:
Series A Preferred Stock

4) By resolution adopted by the board of directiors, the certificate of designation is being amended as follows or the new class or series is:
RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”), there hereby is created, out of the one thousand five hundred (1,500) shares of preferred stock, par value $.01 per share, of the Corporation authorized by the Articles of Incorporation (“Preferred Stock”), a series of Series A Preferred Stock, consisting of one thousand (1,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions: SEE ATTACHED

5) Effective date of filing: (optional)

6) Signature:
/s/ Giorgio Johnson